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                                                                       EXHIBIT 5



December 11, 1998

Butler International, Inc.
110 Summit Avenue
Montvale, NJ  07645


Gentlemen:

  We refer to the registration, on a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of $2,000,000 of deferred compensation obligations (the "Obligations") of the Company under the Company's Supplemental Executive Retirement Plan (the "Plan"). We have reviewed the Plan, the charter and the by-laws of the Company, corporate proceedings of the Board of Directors relating to the Plan, and such other documents, corporate records and questions of laws as we have deemed necessary to the rendering of the opinions expressed below.

  Based upon the foregoing, we are of the opinion that the Obligations, when issued in accordance with the provisions of the Plan, will be valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the rights and remedies of creditors generally, by the effect of general principles of equity (whether in an action of law or a proceeding in equity), or by the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness.

  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New Jersey.

  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

McBreen, McBreen & Kopko


By: /s/ McBreen, McBreen & Kopko
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